Exhibit 99.1

Oramed Pharmaceuticals Announces Successful Phase 1 Clinical Trial Results for EnteraBio
JERUSALEM, Israel – September 27, 2011 – Oramed Pharmaceuticals Inc. (OTC BB: ORMP.OB) (http://www.oramed.com), a developer of oral delivery systems, announced that EnteraBio Ltd. recently reported successful Phase 1 clinical trial results. The Phase 1 data supports the continued development of Entera’s oral osteoporosis drug.

Entera’s IP was out-licensed from Oramed in 2010 and Oramed is entitled to 3% royalties plus a small holding in the company according to the agreement.

EnteraBio is developing an oral tablet form of a well known osteoporosis drug, which currently totals $830 million in annual sales. The Phase 1 clinical trial consisted of twelve healthy patients and was conducted at the Hadasah Medical Center in Jerusalem. No adverse events were reported.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research performed by top research scientists at Jerusalem's Hadassah Medical Center. Oramed's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com

About EnteraBio

Entera Bio is developing novel oral drugs by utilizing its proprietary cutting edge delivery technology. This technology protects large molecules and peptides in the GI tract. Oral drug delivery is the most straight forward and user friendly approach to medical treatment. Entera Bio has key personnel with the relevant know how, experience and networks working together to enable rapid development of its products. The company has an experienced management team with more than 50 years of combined drug development experience.

For more information, please visit http://www.enterabio.com

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the Company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the Company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied in such forward looking statements. The Company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contacts:
Oramed Pharmaceuticals
Tara Horn
Office: 646-240-4193
Cell: +972-54-334-4318
Email: tara@oramed.com

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/5 Po Box 39098, Jerusalem, Israel 91390.   |    www.oramed.com
Phone: 011-972-2-566-0001   |    Fax: 011 972-2-566-0004  |    Email: office@oramed.com